UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

BLUEGATE CORPORATION
(Exact name of registrant as specified in its Charter)

Nevada	000-22711	76-0640970
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

701 North Post Oak, Road, Suite 600, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number,
Including Area Code: (713) 686-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

The following transactions were effected on reliance upon exemptions from registration under Section 4(2) of the Securities Act. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with any of these transactions.

Effective June 28, 2007, we sold 8 shares of Series C Preferred Stock for $100,000 in cash to SAI Corporation, a corporation controlled by Stephen Sperco.    We also granted to SAI warrants to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.17 per share expiring in June 2012.  On the same day we sold 40 shares of Series C Preferred Stock for $500,000 in cash to Stephen Sperco.  We also granted to Mr. Sperco warrants to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.17 per share expiring in June 2012.  Each share of Preferred Stock is convertible into 25,000 shares of common stock.  Mr. Sperco is our CEO and a Director.   We issued these securities in reliance on Section 4(2) of the Securities Act. This transaction did not involve a public offering.  The investors were knowledgeable about our operations and financial condition. The investors had knowledge and experience in financial and business matters that allowed them to evaluate the merits and risk of receipt of these securities.

Effective June 27, 2007, we granted Gilbert Gertner options to purchase up to 150,000 shares of our common stock at an exercise price of $0.50 per share expiring in June 2012.

Item 3.03 Material Modifications to Right of Security Holders.

On June 25, 2007, we designated the new class of Series C Non-Redeemable Preferred Stock (the “Preferred Stock”) consisting of 48 shares which have already been distributed to Mr. Sperco and SAI Corporation.  The stated value per share of the Preferred Stock is $12,500.  Each share of Preferred Stock is convertible into 25,000 shares of common stock.  Each share of Preferred Stock has 15 times the number of votes its conversion-equivalent number of shares of common stock, or 375,000 votes per share of Preferred Stock.  The 48 shares of Preferred Stock will have an aggregate of 18 million votes.  The Preferred Stock votes along with the common stock on all matters requiring a vote of shareholders.  The Preferred Stock is not redeemable by us.

Item 5.01 Changes in Control of Registrant.

As a result of his purchase of Series C Preferred Stock described in Item 3.02 above, and his previously acquired stock and warrants, Mr. Sperco, our CEO and a Director, now beneficially owns 42% of our common stock without taking into account the super voting power of the Preferred stock, and 67% when taking into account the super voting power of the Preferred Stock.  Mr. Sperco and a company he controls, SAI Corporation, paid cash from their own funds to purchase the Preferred Stock.  One of the conditions of Mr. Sperco’s purchase of the Preferred Stock was that both he and Dale Geary be appointed as Directors.  Continuing as Directors are Manfred Sternberg, and William Koehler.  We have increased the size of our Board of Directors to consist of five Directors, one of which positions is now vacant.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2007, Gilbert Gertner resigned as Director.

On the same day, we appointed Stephen Sperco as Director.  Mr. Sperco remains our CEO.   On the same day we appointed Dale Geary as a Director.

Dale Geary, age 50, was appointed as a Director in June 2007.  Mr. Geary is a Managing Director of SAI Corporation (“SAIC”) which is a control person of Bluegate Corporation.  He has been with SAIC since its inception in 1996.  SAIC is involved in both the investment in, and providing resources to Telecommunications and Information Technology organizations.  At SAIC, Mr. Geary is responsible for client engagements and business development.  Mr. Geary earned a Bachelor of Science degree in Computer Science and Business Administration in 1982 from Northern Illinois University in DeKalb, Illinois.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Exhibit
Number	Name

4.1	Designation Certificate of Series C Preferred Stock.
4.2	Warrant—SAI Corporation.
4.3	Warrant---Stephen Sperco.
4.4	Warrant—Gilbert Gertner.
4.5	Preferred Stock Purchase Agreement—SAI Corporation.
4.6	Preferred Stock Purchase Agreement—Stephen Sperco.
4.7	Series C Preferred Stock certificates—SAI Corporation and Stephen Sperco.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEGATE CORPORATION
(signed)
Date: July 2, 2007	/s/ Charles Leibold
Charles Leibold
Chief Financial Officer